Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Maison Solutions Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(1)	Other	14,025,000	$0.9809	$13,757,122.50	0.0001531	$2,106.32

Total Offering Amounts:							$13,757,122.50		2,106.32
Total Fees Previously Paid:									9,416.50
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there is also being registered hereby such indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the "Class A common stock"), OF Maison Solutions Inc. (the "Company") as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high ($1.0519) and low ($0.9100) prices of our common stock on April 9, 2025 (such date being within five business days of the date that this Registration Statement on Form S-1 was first filed with the Securities and Exchange Commission), as reported on the Nasdaq Capital Market.

Includes 14,025,000 shares of Class A common stock payable upon conversion of the Initial Note.

A registration fee of $9,416.50 was previously paid with the initial filing of this registration statement on Form S-1 on April 11, 2025.